Exhibit 19.1

D.R. Horton, Inc. and Subsidiaries
Insider Trading Policy
Effective Date: September 4, 2025

Introduction
Federal and state laws prohibit purchasing, selling, or making other transfers of the securities of a company on the basis of material nonpublic information (“MNPI”). These laws also prohibit persons with MNPI from communicating such information to a third party who then trades (generally known as “tipping”). Violations of insider trading laws can result in severe fines and criminal penalties.
The Board of Directors of D.R. Horton, Inc. (together with its subsidiaries, the “Company”) has adopted this insider trading policy (this “Policy”) to provide guidelines regarding transactions in the securities of the Company or securities of another public company and the handling of nonpublic information regarding the Company or another company that Company Personnel (as defined below) may become aware of in the normal course of business. This Policy is designed to protect the Company and the Company’s Insiders (as defined below), from insider trading violations, or allegations of such violations, and to protect the Company’s reputation for adhering to the highest ethical standards.
It is the responsibility of all directors, officers and employees of the Company, and any contractors or consultants who may be provided access to MNPI, whom the Company has notified as such (collectively, “Company Personnel”) to read and fully understand the Policy and comply with, and to ensure their Family Members and Controlled Entities (each, as defined below, and collectively with Company Personnel, the “Insiders”) comply with, the Policy and the insider trading laws. Company Personnel are also responsible for exercising judgment so as to avoid even the appearance of impropriety regarding this Policy.
Highlights of the Policy
•No Insider may buy, sell, gift or otherwise trade in Company stock or other Company securities (collectively, “Company securities”) or securities of other companies that do business with the Company while aware of MNPI, or “tip” such information to others. The Company’s common stock is publicly traded and is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DHI.”
•No Insider may at any time engage in any form of derivative transactions (such as “short” sales or “option puts or calls”) in Company securities or otherwise engage in any hedging transactions with respect to Company securities.
•No Insider may pledge Company securities as collateral for a loan or purchase Company securities on margin.
•All Insiders may trade in Company securities only when the Company is in an “open trading window” so long as they are not aware of MNPI. The “open trading window” will generally be closed at 5:00 pm (Eastern Time) on the fifteenth calendar day of the third month of each quarter and reopens 24 hours or one full trading day following the release of the Company’s earnings announcement, whichever is later. In the event that the fifteenth calendar day falls on a holiday or weekend, the open trading window will close at 5:00 pm (Eastern Time) on the preceding trading day. The Company may close the trading window at other times as announced by a senior governance officer or securities counsel of the Company or, if there is no officer with such title, such other officer as may have authority over governance or securities compliance matters (the “Governance Officer”).

•Even when an “open trading window” is open, all directors, Section 16 officers and Restricted Individuals (as defined below) must pre-clear all transactions in Company securities with the Governance Officer prior to engaging in any transaction in Company securities.
Disciplinary Action and Penalties
Disciplinary action may result from any violation of this Policy. Violators may also face severe penalties from authorities, including significant fines or jail terms. In addition, companies and other “controlling persons” could face liabilities if they fail to take reasonable steps to prevent insider trading by Company Personnel.

All Insiders
Insider trading and tipping.
Prohibition on Insider Trading. No Insider may buy, sell, gift, donate or otherwise trade (including a same day sale or cashless exercise of a stock option) in Company securities while he or she is aware of MNPI. The mere fact that a person is aware of MNPI is a bar to trading. There is no defense under the federal securities laws that such person’s reasons for trading were not based on the MNPI.
“Material” information generally means information that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company’s securities, and may include, but is not limited to, dividend changes, sales or earnings estimates or reports, changes in previously released sales or earnings estimates or reports, significant merger or acquisition proposals or agreements, major litigation, significant cybersecurity incidents, credit or liquidity problems, upcoming company news releases and material management developments.
“Nonpublic information” is information that is not generally known or available to the public. The Company considers information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a filing with the SEC, a press release through a widely disseminated news or wire service, or otherwise in accordance with Regulation FD of the SEC); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information.
Generally, information is considered to be nonpublic until the greater of 24 hours or one full trading day has elapsed following public disclosure. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
Prohibition on Tipping. No Insider may pass MNPI along (“tip”) to others or recommend that they buy or sell Company securities based on MNPI.
As discussed above, there are strict legal prohibitions against trading on and tipping MNPI and violations of these prohibitions may result in civil penalties, criminal fines and/or jail terms. Both the Company and supervisory individuals may be liable if they know or recklessly disregard the fact that a person under their control is likely to engage in insider trading and fail to take appropriate steps to prevent it. As such, if MNPI is inadvertently disclosed, the person making or discovering that disclosure should immediately report the facts to the Governance Officer for the Company.
Transactions in other company securities. Insiders who in the course of their responsibilities or relationship with the Company become aware of MNPI about another company, including the Company’s customers, distributors, vendors, suppliers, collaborators, partners, or competitors, are also prohibited from trading in the securities of that company or tipping that information to others.
Transactions subject to this Policy. For purposes of this Policy, “trading” and “transactions” include:
•purchases and sales of Company securities;
•making gifts or donations of Company securities, except “Family gifts” discussed below; and
•executing a same-day sale (e.g., a “cashless” or “broker-assisted” exercise) of Company securities obtained through the exercise of securities issued by the Company.
Trading window.
Restricted trading window. Except as set forth below, Insiders may trade in Company securities only during designated “open trading windows.”
During a “closed trading window” (also known as a “blackout trading window”), Insiders may not buy, sell, gift or donate Company securities, execute a same-day sale (including a cashless exercise) of an option or stock appreciation right, or make any other trade in Company securities, except as discussed below.

Insiders also need to be aware of any outstanding limit orders they may have with brokers (sale or purchase orders) and must cancel them for the period during which the trading window is closed unless such order is under an approved pre-arranged trading plan (discussed below).
Even when the trading window is open, no Insider may trade in Company securities at a time when he or she is aware of MNPI about the Company.
Close of trading window – blackout trading window. Generally, the trading window closes from 5:00 pm (Eastern Time) on the fifteenth calendar day of the third month of each quarter and reopens the greater of 24 hours or one full trading day following the release of the Company’s earnings announcement. In the event that the fifteenth calendar day falls on a holiday or weekend, the open trading window will close at 5:00 pm (Eastern Time) on the preceding trading day. The Company may also close the trading window and require some or all Insiders to refrain from trading in connection with major events or announcements. Notice of any such window closure will be given to the applicable Insiders, who then may not trade until they have been formally notified that the trading restriction has been lifted. If you are subject to a special trading blackout, you should not disclose to others the fact that the trading window has been closed.

Exceptions to closed or blackout trading window. The Company and Insiders may engage in the following transactions in Company securities during a closed or blackout trading window:
•net withholding of shares (i.e., reduction of shares delivered) by the Company to satisfy withholding taxes or exercise price upon vesting or exercise of equity awards granted under the Company’s compensation plans;
•issuance of Company securities to Company Personnel as a result of vesting of an equity award or vesting of ESPP shares, provided that, the Company Personnel may not conduct a subsequent market transaction with such securities during a closed trading window;
•option exercises for cash, including the cash payment of any required withholding tax (but not including “cashless exercises” and other sales of securities acquired upon exercise of the options);
• transactions by Insiders effected in accordance with a Company approved Rule 10b5-1 Trading Plan (discussed below); and
• transfers or gifts to Family members, provided that, such recipient may not transfer or sell such Company securities during a closed trading window (i.e., transfers or gifts to family trusts or partnerships or similar transactions) “Family gifts.”
All short sales are prohibited. Because of the inherent potential for abuse with “short sale” transactions (i.e., a person selling securities that he or she does not own and delivering borrowed securities to the buyer), the Company also prohibits all Insiders from shorting the sale of Company securities, whether or not the sale is “against the box” (i.e., a transaction in which the seller already owns a number of securities at least equal to the number sold short).
Derivative transactions (including hedging transactions) are prohibited. Buying, selling, writing or otherwise entering into any “derivative” transaction related to Company securities, including options, warrants, puts, calls, and similar rights that have an exercise or conversion privilege that is related to the price of a Company security, or similar securities with a value derived from the value of a Company security are prohibited (in each case, other than the receipt or exercise of employee stock options or other derivative securities that the Company issues to Company Personnel pursuant to the Company’s compensation plans). This prohibition of derivative transactions extends to any transactions designed to hedge or offset, or that have the effect of hedging or offsetting, any decrease in the market value of Company securities. As such, Insiders may not utilize financial instruments, such as prepaid variable forwards, equity swaps, collars or exchange funds.
Pledging is prohibited. Securities pledged as collateral may be sold without the pledgor’s consent if the pledgor defaults on a loan, and as a result a foreclosure sale may result in unlawful insider trading. Because of this risk, the Company prohibits Insiders from either pledging Company securities as collateral for a loan or purchasing Company securities on margin.
Employee Stock Purchase Plan Transactions. Company Personnel are prohibited under this Policy from (1) making an election to participate in the Company’s Employee Stock Purchase Plan (“ESPP”) for an enrollment period, (2) increasing or decreasing the amount of their periodic contributions to the ESPP or (3) selling Company stock pursuant to the ESPP at any time when they are aware of MNPI or are otherwise restricted from trading under this Policy. The restrictions in this

Policy, however, do not apply to purchases of Company stock resulting from an employee’s or officer’s periodic contribution of money to the ESPP pursuant to a payroll deduction election made when such officer or employee was not aware of MNPI.
Rule 10b5-1 Trading Plans. Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against insider trading liability if trades occur pursuant to a written plan, contract or arrangement that meets the specified conditions thereunder (a “Rule 10b5-1 Trading Plan”). Transactions under a Rule 10b5-1 Trading Plan may occur even when the person who has entered into the plan is aware of MNPI. Any Insider seeking to enter into a Rule 10b5-1 Trading Plan must receive pre-approval from an executive officer of the Company and the Governance Officer prior to entering into such plan, and the Rule 10b5-1 Trading Plan must comply with the requirements of Rule 10b5-1(c) under the Exchange Act.
Family Members; Controlled Entities. This Policy applies to family members living in the same household (spouses, parents, children, siblings and in-laws), and others living in the same household of any Company Personnel, and any family members who do not live in the household of Company Personnel but whose transactions in Company securities are directed by, or subject to the influence of, Company Personnel (together, “Family Members”). Company Personnel are responsible for compliance with this Policy by their Family Members.
This Policy also applies to all investment decisions made by persons covered by this Policy. Any restriction applicable to a person (or Family Member) under this Policy also applies to securities that he or she has the power to direct by virtue of being a shareholder, director, officer, partner, trustee or executor of a business, partnership, not-for-profit organization, trust, estate or similar entity (collectively, “Controlled Entities”), and the Controlled Entity may not buy, sell, gift or otherwise trade Company securities (or securities of other companies that do business with the Company) on behalf of any other person or entity at a time when this Policy does not permit that person to buy, sell, gift or otherwise trade for his or her own account.
Directors, Section 16 Officers and Certain Restricted Individuals: Pre-Clearance Policy
This section describes additional rules that apply only to the Company’s directors, Section 16 officers and certain other restricted individuals. A “Section 16 officer” means “officer” as defined by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and includes the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and certain other officers that have been advised by the Company that they are required to file reports pursuant to Section 16 of the Exchange Act or are otherwise required to file reports under Section 16 of the Exchange Act. A “Restricted Individual” is any other designated employee identified by the Company as a Restricted Individual, and such designation has been communicated in writing to such individual by the Governance Officer.
Each director, Section 16 officer and Restricted Individual must, in addition to abiding by the general rules described above, contact the Governance Officer and pre-clear any transactions (including any purchase, sale, gift or donation) in Company securities subject to the trading window, other than exempted transactions described below. The pre-clearance rule also applies to trading by Family Members and Controlled Entities of directors, Section 16 officers and Restricted Individuals. Pre-clearance is intended to:
•facilitate the timely reporting of transactions under Section 16(a) of the Exchange Act, as applicable;
•protect against liability for short-swing profits;
•protect against inadvertent violations of the insider trading laws; and
•avoid the appearance of improper trading.
Directors, Section 16 officers and Restricted Individuals should be aware that the deadline for reporting transactions in Company securities is short – transactions typically must be reported within two business days.
“Control Persons,” including directors and Section 16 officers, are required to file a Form 144 in advance of the sale of Company securities. This form is required to be filed electronically with the Securities and Exchange Commission. Generally, a broker that assists a director or Section 16 officer with the sale of Company securities should assist with the filing of the Form 144. If you have not provided your EDGAR codes to the brokerage firm you are using, please allow additional time to get the information to your brokerage firm so that they can file the Form 144. The notice on Form 144 is effective for a maximum of three months, so sales over longer periods will require multiple Form 144 filings.

In order to receive clearance for a transaction, a director, Section 16 officer or Restricted Individual should request and receive a pre-clearance in advance, which will include information about the proposed transaction as well as transactions for the prior six months and anticipated future transactions. The Governance Officer will review the request and verify the information regarding recent transactions against the Company’s records. Unless the Governance Officer indicates otherwise, clearance of a proposed transaction is effective through the end of ten calendar days (or other period indicated by the Governance Officer to the requesting person) from the time the Governance Officer grants the clearance. If the transaction order is not placed and executed within that time period, clearance must be requested again. In addition, if subsequent to obtaining clearance, the director, Section 16 officer or Restricted Individual becomes aware of MNPI, he or she must refrain from trading. A response from the Governance Officer that a requested trade was not cleared should be kept confidential to avoid signaling to other employees that something material and nonpublic may be happening with respect to the Company.
The pre-clearance requirement does not apply to transactions under an approved Rule 10b5-1 Plan.
Questions, Reporting, and Pre-Clearance
Any questions regarding the specifics of this Policy, reports of insider trading or any inadvertent release of MNPI, or requests for pre-clearance should be directed to Thomas B. Montaño, Governance Officer, by email at tbmontano@drhorton.com.
Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after termination of the Insider’s service to or relationship with the Company if such person is aware of MNPI when such person’s service terminates until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to an Insider’s transactions following the termination of the related Company Personnel’s service to the Company, unless such termination occurs when the trading period is closed, in which case this Policy will cease to apply to the Insider upon the opening of the next trading period after termination. If the Insider is a director or Section 16 officer, the Insider must continue to comply with the restricted trading periods and pre-clearance rules for a six-month period following the termination of the Insider’s service to the Company.
Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with applicable securities and state law (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in the Company’s securities.